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                           TRADEMARK LICENSE AGREEMENT


     THIS Trademark License Agreement ("License"), effective this _____day of _________, 2003 is made and entered into by LINCOLN NATIONAL CORPORATION, an Indiana corporation, located at 1500 Market Street, Suite 3900, Philadelphia, Pennsylvania 19102 (hereinafter "Licensor") and LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, located at 1300 S. Clinton St., Fort Wayne, Indiana 46802 (hereinafter "Licensee").

     WHEREAS, Licensor holds diversified interests, primarily in insurance and related financial services companies. Licensor and its subsidiary companies use the word "LINCOLN" in their name and business, and this word, when used by such companies, have a recognized business acceptance and identity throughout the United States and in foreign countries. The right to use the word "LINCOLN" as a part of the corporate name and business is an asset of Licensor, and it is entitled to protect its valuable property right against improper use by others.

     WHEREAS, Licensee desires to use the word "LINCOLN" as part of its name, i.e. LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, to be used in connection with its services to its customers.

     WHEREAS, Licensor, together with its subsidiaries, are the collective owners of the following registered service marks:

     ALINCOLN Design, U.S. Reg. No. 2,048,697
     Silhouette w/LINCOLN, U.S. Reg. No. 2,265,715
     LINCOLN ANNUITIES, U.S. Reg. No. 2,576,701
     LINCOLN FINANCIAL ADVISORS, U.S. Reg. No. 2,191,355
     LINCOLN FINANCIAL GROUP, U. S. Reg. Nos. 2,147,299 and 2,236,520 LINCOLN LIFE, U.S. Reg. No. 2,086,851
     LINCOLN NATIONAL, U.S. Reg. No. 1,030,256

     In addition to the above marks, Licensor has used and obtained common law rights on numerous other marks in the financial services industry, all of which contain the "LINCOLN" name (hereinafter "the Mark"). Licensor and its subsidiaries have acquired recognition and goodwill associated with the mark "LINCOLN" in the financial services industry.

       THEREFORE, in consideration of the mutual covenants and agreements herein specified, Licensor and Licensee covenant and agree as follows:

1.   GRANT OF LICENSE.

     Licensor hereby grants to Licensee while this License is in force, a nonexclusive, nonassignable license to use the Mark as above described, as long as a fund participation agreement is in place between Licensor's subsidiaries, The Lincoln National Life Insurance Company and/or

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Lincoln Life & Annuity Company of New York and Licensee, (hereinafter "a
Participation Fund Agreement"). If the Mark is used for any purpose other than herein specified or if the referenced Participation Fund Agreement is terminated, this License shall be null and void.

     The use of the Mark by Licensee shall not prevent Licensor or any of its subsidiaries or affiliates, or any of their respective successors or assigns, from using or permitting the use of the Mark alone or with any other word or words by or in connection with any other entity or business, whether or not the same directly or indirectly competes or conflicts with Licensee or its business in any manner.

     2.   OWNERSHIP.     Both parties agree that Licensor owns the Mark and any
goodwill associated therewith, regardless of when acquired. All use thereof inures to the benefit of Licensor. Licensee agrees that it shall not register or attempt to register any portion of the Mark or any similar Mark in its own name and shall not contest the validity of the Mark or any registrations thereof.

     3.   TERM.     This License shall remain in force for as long as Licensee is a party to a Participation Fund Agreement and for a period of ninety (90) days following the termination of any such Participation Fund Agreement. In the event that Licensee ceases to be a party to a Participation Fund Agreement, Licensee shall promptly take such steps as may be necessary to change its trust name and business practices so as to eliminate the words "LINCOLN" or any name that, in Licensor's opinion, is confusingly similar or indicates an affiliation with Licensor or any of its subsidiaries and affiliates.

     4.   PAYMENT.  Neither party shall pay the other any fee for this license.

     5.   USE OF MARK.

          A. Licensee shall maintain high and uniform standards of operation and perform its services and activities in connection with its use of the Mark in accordance with such quality standards as are generally accepted in the insurance and financial industry and as may be reasonably prescribed by Licensor from time to time, and shall comply with all laws, ordinances and regulations relating to the services.

          B. Licensee shall not use the Mark except as herein prescribed, and shall not use the Mark, in whole or in part, in connection with any other service, business or product.

     6. LICENSOR'S RIGHT TO PROTECT ITS PROPRIETARY INTEREST. The following terms apply to any infringement by third parties, claim(s) of infringement by third parties, or claim(s) against any other proprietary interest held by Licensor related to the Mark furnished to Licensee under this License or in contemplation thereof.

          A. In the event that Licensee discovers, learns, or otherwise becomes aware of any infringement of the Mark by third parties, unauthorized use of the Mark by third parties, imitation of the Mark by third parties, use of any symbol or design similar to the Mark by third


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     parties, or any other action(s) by third parties that may constitute unfair competition with the Mark, Licensee will promptly notify Licensor of the infringement.

          B. Licensor, in its sole discretion and at its own expense, shall have the right to participate in and/or control the negotiation, prosecution, and/or defense of any infringement of the Mark by third parties, unauthorized use of the Mark by third parties, imitation of the Mark by third parties, use of any symbol or design similar to the Mark by third parties, or any other action(s) by third parties that may constitute unfair competition with the Mark.

          C. Licensee shall have no right to take any action, including but not limited to negotiation, prosecution, or defense, concerning any infringement of the Mark by third parties, unauthorized use of the Mark by third parties, imitation of the Mark by third parties, use of any symbol or design similar to the Mark by third parties, or any other action(s) by third parties that may constitute unfair competition with the Mark without the prior written approval of Licensor.

          D. Each party shall notify the other immediately upon the learning of the commencement of any actions whose outcome may affect the rights of the other party herein granted or use of the Mark. Licensor shall have the right in its SOLE discretion and at its own expense to participate in and/or control the negotiation, prosecution, and/or defense of such actions that impact its Mark.

     7. TERMINATION. Licensor may terminate the license granted by this License at any time if any breach by Licensee remains uncured for a period of ten (10) days after written notice thereof.

          Either party may terminate this License at any time, with or without cause, by giving thirty (30) days written notice to the other party.

     8.   NON-USE OF MARK AFTER TERMINATION.

          A. Upon expiration or termination of this License or a underlying Participation Fund Agreement, (i) Licensee will immediately cease using and thereafter abstain from using the Mark and any names or trademarks similar thereto, (ii) Licensee will surrender and assign and hereby surrenders and assigns to Licensor any and all rights and goodwill which it may have acquired by reason of its use of the Mark, and (iii) Licensee will return all copies of the Mark in its direct or indirect possession. No property right in or privilege to use the Mark is created by this License which will extend beyond the expiration or termination of this License.

          B. Licensee agrees to reimburse Licensor for all costs, expenses and attorneys' fees incurred by Licensor in efforts to require Licensee to cease using the Mark after expiration or termination of this License.

          C. The provisions of this Section 8 shall survive after termination of the license granted by this License.


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     9.   NON-WAIVER. Any failure of Licensor to enforce any of the provisions of this License, or to exercise any option herein provided, or to require performance by the other of any of the provisions hereof, shall not constitute a waiver of such provisions, nor in any way affect the validity of this License or the right of Licensor to thereafter enforce each and every such provision.

     10. NOTICES. All notices shall be sent by certified or registered mail addressed as follows:

IF TO LICENSOR:            LINCOLN NATIONAL CORPORATION
                           Attn: Gloster B. Current, Jr.
                           1500 Market Street
                           Philadelphia, PA 19102

IF TO LICENSEE:            LINCOLN VARIABLE INSURANCE PRODUCTS TRUST
                           Attn: Secretary
                           1300 South Clinton Street
                           Fort Wayne, IN 46802

or as otherwise specified by such notices of change of address.

     11. PARTIES AND SUCCESSORS. This License shall be binding upon the parties and shall inure to the benefit of the successors and assigns of Licensor. The license granted to Licensee is not transferable and shall not be sold, pledged, hypothecated, assigned, licensed or transferred, without the prior written consent of Licensor.

         IN WITNESS WHEREOF, the parties have executed this License this _____ day of _________________ 2003.

LICENSOR:                              LICENSEE:

LINCOLN NATIONAL CORPORATION           LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

By:                                    By:
   --------------------------------        --------------------------------

Name:                                  Name:
     ------------------------------         -------------------------------

Title:                                 Title:
     ------------------------------          ------------------------------


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